Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

November 12, 2024

Onconetix, Inc.

201 E. Fifth Street, Suite 1900

Cincinnati, OH 45202

Re: Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Onconetix, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on November 1, 2024, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company for resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of 10,586,556 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), consisting of:

●	559,397 shares of Common Stock (the “Inducement PIO Shares”) issuable upon exercise of common stock preferred investment options (the “Inducement PIOs”) issued to Armistice Capital Master Fund Ltd. (“Armistice”) and Sabby Volatility Warrant Master Fund, Ltd (“Sabby”) in a warrant inducement transaction (the “Warrant Inducement”), which closed on July 15, 2024;

●	13,054 shares of Common Stock (the “Placement Agent Shares”) issuable upon exercise of common stock preferred investment options issued to H.C. Wainwright & Co., LLC (“Wainwright”), the Company’s placement agent for the Warrant Inducement, or its designees, on July 15, 2024 in the Warrant Inducement (the “Placement Agent Inducement PIOs” and, together with the Inducement PIOs, the “PIOs”);

●	130,321 shares of Common Stock (the “Veru Shares”), out of an aggregate of 142,749 shares issued to Veru Inc. (“Veru”) following Veru’s election to convert all of the 3,000 shares of Series A preferred stock (“Series A Preferred Stock”) of the Company issued to it on September 29, 2023;

●	6,464,205 shares of Common Stock (the “PMX Shares”), out of an aggregate of 6,741,820 shares issued to certain stockholders of the Company (the “PMX Converted Shares”) who were formerly holders of outstanding capital stock or convertible securities (the “Sellers”) of Proteomedix AG (“Proteomedix”), pursuant to the automatic conversion of all the 2,696,729 shares of Series B preferred stock (“Series B Preferred Stock”) of the Company on September 24, 2024;

●	667,451 shares of Common Stock (the “Altos Shares”) issued to Altos Venture AG, in a private placement transaction and a warrant exercise, which closed on September 24, 2024;

●	up to 2,752,128 shares of Common Stock, which represents 150% of the aggregate number of shares of Common Stock issuable upon the conversion or exercise, as applicable, of the 3,499 shares of Series C preferred stock (the “Series C Preferred Stock”) and warrants to purchase 591,856 shares of Common Stock (the “PIPE Warrants”) issued to institutional investors in a private placement transaction, which closed on October 2, 2024.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In connection with this opinion, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation:

●	the Registration Statement;

●	the Certificate of Incorporation and Bylaws of the Company, each as amended to date

●	the PIOs;

●	the Certificates of Designation for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock;

●	the Subscription Agreement, dated December 15, 2023, between the Company, Proteomedix AG and Altos Venture AG;

●	the Warrant, dated September 24, 2024, between the Company and Altos Venture AG;

●	the Securities Purchase Agreement, dated October 2, 2024, between the Company and the investors party thereto;

●	the PIPE Warrants; and

●	records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Veru Shares, PMX Shares and Altos Shares have been duly and validly issued, fully paid and non-assessable, (ii) upon due exercise of the Inducement PIOs and Placement Agent Inducement PIOs in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered, the Inducement PIO Shares and Placement Agent Shares will be duly and validly issued, fully paid and non-assessable and (iii) upon due exercise or conversion of the Series C Preferred Stock and the PIPE Warrants, in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered, the shares of Common Stock issued upon due exercise of the PIPE Warrants will be duly and validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Ellenoff Grossman & Schole LLP